EXECUTION VERSION

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                              ASSET SALE AGREEMENT

                                 by and between

                         iBEAM BROADCASTING CORPORATION

                                       and

                          WILLIAMS COMMUNICATIONS, LLC

                          dated as of October 11, 2001

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                                TABLE OF CONTENTS

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                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.............................................2
Section 1.2 Interpretation.........................................12

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

Section 2.1 Sale and Transfer of Assets............................13
Section 2.2 Retained Assets........................................15
Section 2.3 Assumption of Liabilities..............................15
Section 2.4 Retained Liabilities...................................16
Section 2.5 The Purchase Price.....................................16

                                   ARTICLE III

                                   THE CLOSING

Section 3.1 The Closing............................................17
Section 3.2 Deliveries by Seller...................................17
Section 3.3 Deliveries by Purchaser................................19

                                   ARTICLE IV

                               REPRESENTATIONS AND
                              WARRANTIES OF SELLER

Section 4.1 Authorization..........................................19
Section 4.2 Binding Agreement......................................20
Section 4.3 Organization; Qualification of Seller;
            Subsidiaries...........................................20
Section 4.4 Governmental Authorization; Third Party
            Consents...............................................21
Section 4.5 SEC Reports; Financial Condition.......................21
Section 4.6 Absence of Change......................................21


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Section 4.7  Litigation.............................................22
Section 4.8  Compliance with Laws...................................23
Section 4.9  No Default or Breach; Contractual
             Obligations............................................24
Section 4.10 Assets.................................................25
Section 4.11 Taxes..................................................26
Section 4.12 Employees; Employee Compensation.......................26
Section 4.13 Labor Relations........................................27
Section 4.14 Intellectual Property..................................27
Section 4.15 Trade Relations........................................30
Section 4.16 Absence of Undisclosed Liabilities.....................31
Section 4.17 Broker's, Finder's or Similar Fees.....................31
Section 4.18 Takeover Laws..........................................31

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

Section 5.1  Corporate Existence and Power..........................32
Section 5.2  Authorization; No Contravention........................32
Section 5.3  Governmental Authorization; Third Party
             Consents...............................................32
Section 5.4  Binding Effect.........................................32
Section 5.5  Broker's, Finder's or Similar Fees.....................33

                                   ARTICLE VI

                                    COVENANTS

Section 6.1  Interim Operations of the Business.....................33
Section 6.2  Access; Confidentiality................................34
Section 6.3  Efforts and Actions to Cause Closing to
             Occur..................................................35
Section 6.4  Notification of Certain Matters........................36
Section 6.5  Transition of the Business.............................37
Section 6.6  Submission for Court Approval..........................37
Section 6.7  Bidding Procedures.....................................39
Section 6.8  Employee Matters.......................................44
Section 6.9  Prompt Payment of Cure Amounts.........................46


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Section 6.10 Insurance; Risk of Loss................................46
Section 6.11 Accounts Receivable....................................46
Section 6.12 Subsequent Actions.....................................46
Section 6.13 Publicity..............................................47
Section 6.14 Completion of Non-assignable Assigned
             Contracts..............................................47
Section 6.15 Tax Matters............................................48
Section 6.16 Acquisition Agreements.................................50
Section 6.17 Bulk Sale..............................................50
Section 6.18 Disclosure Supplements.................................50
Section 6.19 Further Assurances.....................................50

                                   ARTICLE VII

                                   CONDITIONS

Section 7.1  Conditions to Obligations of Purchaser to
             Effect the Closing.....................................51
Section 7.2  Conditions to Obligations of  Seller to
             Effect the Closing.....................................56

                                  ARTICLE VIII

                                   TERMINATION

Section 8.1  Termination............................................57
Section 8.2  Effect of Termination..................................60
Section 8.3  Extension; Waiver......................................60

                                   ARTICLE IX

                                  MISCELLANEOUS

Section 9.1  Survival of Covenants, Representations and
             Warranties.............................................61
Section 9.2  Fees and Expenses......................................61
Section 9.3  Amendment and Modification.............................61
Section 9.4  Notices................................................62
Section 9.5  Counterparts...........................................63
Section 9.6  Entire Agreement; No Third Party
             Beneficiaries..........................................63
Section 9.7  Severability...........................................64
Section 9.8  Governing Law..........................................64


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Section 9.9  Exclusive Jurisdiction.................................64
Section 9.10 Election of Remedies...................................64
Section 9.11 Assignment.............................................65
Section 9.12 Headings...............................................65
Section 9.13 No Third Party Beneficiaries...........................65

SCHEDULES

Schedule 2.2 - Retained Assets
Schedule 2.3 - Assumed Liabilities
Schedule 6.16 -  Acquisition Agreements of Seller
Schedule 7.1(c) -  Required Consents
Schedule 7.1(n) - IP Agreements
Schedule 7.1(p) - Employees Whose Arrangements Are to be Modified


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                              ASSET SALE AGREEMENT

            Asset Sale Agreement, dated as of October 11, 2001, by and between iBEAM Broadcasting Corporation, a Delaware corporation ("Seller"), and Williams Communications, LLC, a Delaware limited liability company ("Purchaser").

            WHEREAS, Seller is engaged in the business of providing streaming technology and related services (the "Business"); and

            WHEREAS, Seller intends to file a voluntary petition for relief (the "Petition," and the date such Petition is filed, the "Petition Date") under Chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (the "Bankruptcy Case"); and

            WHEREAS, Purchaser desires to purchase and acquire from Seller certain assets and rights, and Seller desires to sell, convey, assign and transfer all of such assets and rights to Purchaser, in the manner and subject to the terms and conditions set forth herein and as authorized under Sections 105, 363 and 365 of the Bankruptcy Code; and

            WHEREAS, Seller desires to assign to Purchaser and Purchaser desires to assume from Seller, certain liabilities in the manner and subject to the terms and conditions set forth herein and as authorized under Sections 105, 363 and 365 of the Bankruptcy Code; and

            WHEREAS, Purchaser and Seller have executed the Loan Agreement (as hereinafter defined), of even date herewith, pursuant to which Purchaser will lend up to $18,000,000 to Seller, as debtor-in-possession, subject to the conditions set forth in and in accordance with the terms of the Loan Agreement.

            NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


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                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

            Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

            "Accounts Receivable" means any and all trade accounts, notes and other receivables of Seller, iBEAM Broadcasting Kabushiki Kaisha and NextVenue Europe Limited and all claims relating thereto or arising therefrom.

            "Acquired Assets" has the meaning set forth in Section 2.1.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange Act.

            "Agreement" or "this Agreement" shall mean this Asset Sale Agreement, together with the Schedules hereto and the Disclosure Letter.

            "Alternative Bid" shall mean a letter from a Qualified Bidder stating that (i) such Qualified Bidder offers to purchase the Acquired Assets upon the terms and conditions set forth in a copy of the Definitive Sale Documentation, marked to show those amendments and modifications to the Definitive Sale Documentation, including, but not limited to, price and the time of Closing, that such Qualified Bidder proposes, (ii) such Qualified Bidder is prepared to enter into and consummate the transaction not later than 10 days after entry by the Bankruptcy Court of an order approving such transaction, subject to receipt of any governmental or regulatory approvals, and (iii) such Qualified Bidder's offer is irrevocable until the closing of a purchase of the Acquired Assets.

            "Alternative Bid Deadline" has the meaning set forth in Section 6.7(a).

            "Alternative Transaction" has the meaning set forth in Section
6.7(e).

            "Ancillary Agreements" shall mean the Bill of Sale, the Instrument of Assumption, and the Loan Agreement and all exhibits and appendices thereto.

            "Applicable Law" shall mean any law, regulation, rule, order, judgment or decree to which the Business, the Assets, Seller or any of its Subsidiaries is subject.


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            "Assets" means the assets of every type and description, tangible or intangible, real or personal, that are owned, leased or licensed by Seller or any of its Subsidiaries.

            "Assigned Contracts" means collectively those Contracts listed in
Section 2.1(b) and all Real Property Leases.

            "Assumed Liabilities" has the meaning set forth in Section 2.3.

            "Auction" has the meaning set forth in Section 6.7(c)(i).

            "Auction Transaction" has the meaning set forth in Section 6.7(e).

            "Balance Sheet" shall mean the most recent unaudited balance sheet of Seller and its Subsidiaries included in the Financial Statements.

            "Balance Sheet Date" shall mean the date of the Balance Sheet.

            "Bankruptcy Case" has the meaning set forth in the recitals hereof.

            "Bankruptcy Code" has the meaning set forth in the recitals hereof.

            "Bankruptcy Court" has the meaning set forth in the recitals hereof.

            "Bidding Procedures" has the meaning set forth in Section 6.7.

            "Bidding Procedures Order" shall mean an order of the Bankruptcy Court, in form and substance satisfactory to Purchaser, approving, among other things, (i) sale procedures relating to Seller's disposition of the Acquired Assets, as set forth in Section 6.7, and (ii) payment of the Termination Fee and Expense Reimbursement to Purchaser pursuant to Section 6.7.

            "Business" has the meaning set forth in the recitals hereof.

            "Business Combination" means with respect to any Person any (i) merger, consolidation or combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, or any acquisition of capital stock or equity interests or securities of such Person, representing in any such case at least 50% of such class of capital stock or equity interests, (iii) any tender offer (including, without limitation, a self-tender), exchange


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offer or recapitalization for or affecting the outstanding equity or debt securities of such Person, (iv) any plan of reorganization in respect of such Person under Chapter 11 of the Bankruptcy Code, (v) any liquidation, dissolution or similar transaction involving such Person, (vi) any sale, dividend or other disposition of all or a material portion of the assets of such Person or (vii) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banks in California or Oklahoma are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

            "Claims" has the meaning set forth in Section 4.7.

            "Closing" shall mean the closing referred to in Section 3.1.

            "Closing Date" shall mean the date on which the Closing occurs.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company Privacy Policy" means the privacy policy posted on the Company Website.

            "Company Website" means the Internet website located at the URL address www.iBeam.com and all other Internet websites owned and/or controlled by Seller.

            "Confidentiality Agreement" shall mean the letter agreement dated August 21, 2001 between Purchaser and Seller.

            "Contracts" has the meaning set forth in Section 2.1(b).

            "Contractual Obligations" means, as to any Person, any provisions of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

            "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any nonregistered copyrights.


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            "Customer Information" means any and all of the personally identifiable and non-personally identifiable customer information Seller receives through the Company Website or otherwise.

            "Definitive Sale Documentation" shall mean this Agreement, as executed, together with all Exhibits and Schedules hereto.

            "Disclosure Letter" shall mean the disclosure letter of even date herewith prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Excluded Matters" means any one or more of the following: (i) any change in the market price or trading volume of the common stock of Seller after the date hereof; (ii) any change arising from and related to the market in general in which Seller operates the Business (whether in the United States or internationally), the United States economy as a whole, or the international economy; (iii) any change arising from earthquakes, acts of war or terrorism, or military actions; or (iv) any matter listed on Section 1.1 of the Disclosure Letter.

            "Expense Reimbursement" has the meaning set forth in Section 6.7(e).

            "Expenses" has the meaning set forth in Section 6.7(e).

            "Final Order" shall mean an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, the implementation or operation or effect of which has not been stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest


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court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion, under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Code, may be filed with respect to such order shall not prevent such order from being deemed a Final Order.

            "Financial Statements" has the meaning set forth in Section 4.5(b).

            "GAAP" shall mean United States generally accepted accounting principles.

            "Governmental Entity" means the government of any nation, state, city, locality or other political subdivision thereof, any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Indebtedness" shall mean, at any time and with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including Inventory, and services purchased, and trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person's liability remains contingent), (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or


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in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness, and (h) all Indebtedness referred to in clauses
(a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

            "Intellectual Property" shall mean all of the following: Trademarks, Patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing), Copyrights (including any registrations and applications for any of the foregoing), Trade Secrets, Software and databases used in or necessary for the conduct of the Business as currently conducted or contemplated to be conducted.

            "Inventory" has the meaning set forth in Section 2.1(f).

            "Lease Assignment Documents" has the meaning set forth in Section 3.2(b).

            "Leased Real Property" shall mean the leasehold interests held by Seller or any of its Subsidiaries under the Real Property Leases.

            "Liabilities" shall mean the debts, liabilities, claims, Liens (other than Permitted Liens), demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, matured or unmatured, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the Closing) of Seller or its Subsidiaries.

            "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

            "License Agreements" has the meaning set forth in Section 4.14(c).

            "Loan Agreement" means that certain Loan Agreement, by and between Seller and Purchaser, dated as of the date hereof, including all exhibits, schedules and appendices thereto.


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            "Loan Amount" means the principal amounts, plus all accrued interest thereon, and fees and expenses, in each case owed by Seller to Purchaser under the Loan Agreement as of any date of determination.

            "Material Adverse Effect" means a material adverse effect on the Assets, Liabilities, Business, financial condition, results of operations or prospects of Seller and its Subsidiaries (taken as a whole) other than an effect resulting from an Excluded Matter. Notwithstanding anything to the contrary herein and notwithstanding the effects of any of the matters set forth on
Section 1.1 of the Disclosure Letter, the following shall be deemed to be a Material Adverse Effect: (1) any decrease in Seller's revenues by 20% or more in any one calendar month as compared to the immediately preceding calendar month, as such revenues are reported in the Weekly Reporting Certificates (as defined in the Loan Agreement) delivered by Seller pursuant to the Loan Agreement for such calendar months; (2) any decrease in Seller's revenues by 20% or more in any one calendar month as compared to Seller's revenues for the calendar month ended September 30, 2001, as such revenues are reported in the Weekly Reporting Certificates (as defined in the Loan Agreement) delivered by Seller pursuant to the Loan Agreement for such calendar months; or (3) any decrease in the monthly volume of Streams served in any two consecutive calendar months by 20% or more, as such volume of Streams are reported in the Weekly Stream Report.

            "Patents" means all patents, patent applications and foreign counterparts thereof.

            "Permits" means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.

            "Permitted Liens" means (i) Liens disclosed in Section 1.1(a) of the Disclosure Letter; (ii) Liens disclosed on the Financial Statements; (iii) Liens for Taxes, assessments, duties and similar charges that are not yet due and payable; (iv) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business consistent with past practices, the existence of which does not, and would not reasonably be expected to materially impair the value or use and enjoyment of the asset subject to such Lien, (v) Liens incurred in the ordinary course of business consistent with past practices since September 30, 2001, the existence of which does not, and would not reasonably be expected to materially impair the value or use and enjoyment of the asset subject to such Lien, or (vi) other Liens that do not secure payment of Indebtedness for borrowed money, the existence of which does not, and would not reasonably be expected to, materially impair the value or use and enjoyment of the asset subject to such Lien.


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            "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

            "Petition" has the meaning set forth in the recitals hereof.

            "Petition Date" has the meaning set forth in the recitals hereof.

            "Plan" means each "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA), each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained, contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Seller or any trade or business, whether or not incorporated, for the benefit of any current or former employee, consultant or director of Seller and its Subsidiaries.

            "Proprietary Software" means all Software owned by Seller.

            "Purchase Price" has the meaning set forth in Section 2.5.

            "Purchaser" has the meaning set forth in the recitals hereof.

            "Qualified Alternative Bid" has the meaning set forth in Section 6.7(b).

            "Qualified Bidder" one or more Persons who the Board of Directors of Seller has determined in the exercise of its fiduciary duty is financially able to consummate the purchase, either jointly or separately, of all of the Acquired Assets; provided, that, for all purposes, Purchaser shall constitute a Qualified Bidder for purposes of this Agreement.

            "Real Property" shall mean the Leased Real Property and any other real property owned by Seller.

            "Real Property Leases" shall mean the real property leases to which Seller and/or a Subsidiary of Seller is a party described in Section 2.1(c).

            "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, qualification, license or franchise or determination of an arbitrator


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or a court or other Governmental Entity or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

            "Retained Assets" has the meaning set forth in Section 2.2.

            "Retained Liabilities" has the meaning set forth in Section 2.4.

            "Sale" has the meaning set forth in Section 6.7.

            "Sale Hearing" has the meaning set forth in Section 6.7.

            "Sale Order" shall mean an order of the Bankruptcy Court, in form and substance satisfactory to Purchaser, approving the Agreement and consummation of the Transactions, under Sections 105, 363 and 365 of the Bankruptcy Code.

            "SEC Reports" with respect to any Person means all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Entity since the date of such Person's initial public offering.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller" has the meaning set forth in the recitals hereof.

            "Software" means any computer software programs, including, without limitation, any computer software programs that incorporate and run Seller's pricing models, formulas and algorithms, source code, object code, data, databases, compilations and documentation, including user manuals and training materials.

            "Streams" means individual instances of simultaneously downloaded and viewed or listened to audio and/or video content.

            "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with


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respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

            "Takeover Laws" has the meaning set forth in Section 4.18.

            "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign Governmental Entity, including income, gross receipts, excise, personal and real property (including leaseholds and interests in leaseholds), sales, gain, use, license, custom duty, ad valorem, environmental, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, charges, fees, duties, levies, penalties or other assessments, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

            "Tax Return" shall mean any return (including information and estimated returns), report, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign Governmental Entity in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements relating to taxes, including any amendments thereto.

            "Third Party" shall mean any Person other than Seller, Purchaser or any of their respective Affiliates.

            "Termination Fee" has the meaning set forth in Section 6.7(e).

            "Trademarks" means any foreign or U.S. trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, and general intangibles of like nature whether registered or unregistered, together with all of the goodwill relating thereto and all registrations and applications for registration thereof.

            "Trade Secrets" means any confidential information, trade secrets, research records, processes, procedures, manufacturing formulas, technical know-how,


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technology, blue prints, designs, plans, models and methodologies (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

            "Transactions" shall mean all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

            "Transfer Taxes" has the meaning set forth in Section 6.15(a).

            "Weekly Stream Report" means a report, delivered to Purchaser simultaneous with the Weekly Reporting Certificate pursuant to the Loan Agreement, and certified by an authorized officer of Seller, that details the weekly volume of Streams.

            Section 1.2 Interpretation.

                  (a) When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference shall be to a section, article, paragraph, exhibit or schedule of this Agreement unless clearly indicated to the contrary.

                  (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (g) References to $ are to United States Dollars.

                  (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

            Section 2.1 Sale and Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall unconditionally sell, convey, assign, transfer and deliver to Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, and Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, shall purchase, acquire and accept from Seller, free and clear of all Liens, Claims and interests (except for Permitted Liens and Assumed Liabilities), all of Seller's right, title and interest in and to the Assets, properties, rights, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located which are used in or are related to the Business, other than the Retained Assets (collectively, the "Acquired Assets"), including, without limitation:

                  (a) all Intellectual Property;

                  (b) all rights of Seller in and to all supply agreements, License Agreements, services agreements, advisory agreements, promotional agreements, confidentiality agreements (under which Seller or any Subsidiary of Seller has provided information to or received information from a Third Party), all purchase orders for the sale or purchase of goods or services, or both, and all other contracts and other agreements of whatever nature to which Seller is a party (collectively, the "Contracts");

                  (c) all rights of Seller in and to leases with respect to the Real Property;

                  (d) all books, files, data, customer and supplier lists, Customer Information, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, personnel records and all other records of Seller;

                  (e) all personal computers, computer hardware and Software of Seller;

                  (f) all inventory, supplies, finished goods, works in process, goods-in-transit, packaging materials and other consumables of Seller (the "Inventory"), including Inventory (A) in transit from suppliers of the Business or (B) held by suppliers of the Business;

                  (g) all Permits of Seller;

                  (h) all machinery, vehicles, tools, equipment, furnishings, office equipment, fixtures, furniture, spare parts and other fixed Assets which are used in the Business, and which are owned or leased by Seller on the Closing Date;

                  (i) all advertising or promotional materials of Seller;

                  (j) all manufacturer's warranties to the extent related to the Assets and all claims under such warranties;

                  (k) all rights to the telephone numbers (and related directory listings), Internet domain names, and Internet sites used by Seller;

                  (l) all prepaid expenses of Seller;

                  (m) all Tax refunds and recoveries and similar benefits of Seller;

                  (n) all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, indemnification rights against Third Parties, warranty claims (to the extent transferable) against Third Parties, offsets and other claims of Seller (other than Accounts Receivable) against Third Parties;

                  (o) all security deposits, earnest deposits and all other forms of security placed with Seller for the performance of a contract or agreement which otherwise constitute a portion of the Assets;

                  (p) all investments;

                  (q) all rights with respect to bank accounts of Seller;

                  (r) all insurance policies for the benefit of Seller or in respect of the Business or Assets and all rights of every nature and description under or arising out of such policies;

                  (s) all Accounts Receivable;

                  (t) customer relationships, the goodwill and all other intangible assets relating to, symbolized by or associated with the Business; and

                  (u) all other assets and properties related to or used in connection with the Business.

            Section 2.2 Retained Assets. Notwithstanding Section 2.1, the Acquired Assets shall not include the Assets which are to be retained by Seller and not sold or assigned to Purchaser (collectively, the "Retained Assets"), which are listed in Schedule 2.2. Notwithstanding anything to the contrary in this Agreement, the following shall be deemed Retained Assets: (i) all cash and cash equivalents; (ii) all preference or avoidance claims and actions of Seller, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code; (iii) Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms hereof; and (iv) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not assigned to Purchaser at Closing; or (B) any item of tangible or intangible property not acquired by Purchaser at the Closing.

            Section 2.3 Assumption of Liabilities. (a) At the Closing, Purchaser shall assume, and shall be solely and exclusively liable for, the following Liabilities of Seller and no others (collectively, the "Assumed Liabilities"): all obligations of Seller (i) under the Assigned Contracts that arise after the Closing Date or that arise prior to the Closing Date and require performance, in whole or in part, after the Closing Date or (ii) otherwise relating to the other Acquired Assets, but only to the extent set forth on Schedule 2.3.

                  (b) Nothing contained in this Agreement shall require Purchaser or any of its Affiliates to pay, perform or discharge any Assumed Liability so long as it shall in good faith contest or cause to be contested the amount or validity thereof.

                  (c) Nothing contained in this Section 2.3 or in any instrument of assumption executed by Purchaser at the Closing shall release or relieve Seller from its representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument, agreement or document executed pursuant hereto or in connection herewith.

                  (d) Notwithstanding the foregoing, Purchaser and its Affiliates shall not, and nothing in this Agreement shall require Purchaser and/or its Affiliates to, assume or be liable or otherwise be responsible for any Liabilities of Seller or its Subsidiaries with respect to any Plan, except as may be required by law or pursuant to any Assigned Contracts.

            Section 2.4 Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of Seller, any of its Subsidiaries or the Business, other than the Assumed Liabilities specified in Section 2.3(a) (collectively, the "Retained Liabilities").

            Section 2.5 The Purchase Price. (a) The purchase price for the Acquired Assets shall consist of (x) cash consideration of $25,000,000 (the "Cash Consideration") plus (y) the assumption by Purchaser of the Assumed Liabilities (collectively, the "Purchase Price").

                  (b) Payment of Purchase Price; Repayment of Loan Amount. At the Closing, Purchaser shall pay Seller the Cash Consideration by wire transfer or by other immediately available funds to an account specified in writing by Seller at least two (2) Business Days prior to the Closing; provided, however, that Purchaser shall offset the Loan Amount against the Cash Consideration.

                  (c) Allocation of Purchase Price. The parties agree that, for all tax and other reporting purposes, Purchaser shall provide Seller with an allocation of the Purchase Price among the Acquired Assets and Assumed Liabilities not later than 60 days after the Closing in accordance with Section 1060 of the Code. Seller shall have the right to propose changes to such allocation, provided that Purchaser shall have ultimate discretion to reject any such proposals unless such rejection would be patently unreasonable. The parties shall follow such purchase price allocation for purposes of filing Internal Revenue Service Form 8594 and all other Tax Returns and for all other purposes, and shall not voluntarily take any position inconsistent therewith. Each party hereto shall prepare and timely file all applicable Internal Revenue Service and other forms, to cooperate with the other party in the preparation of such forms, and to furnish the other party with a copy of such forms prepared in draft, within a reasonable period before the filing due date thereof. If the Internal Revenue Service or any other governmental entity responsible for the administration or collection of any tax (a "Taxing Authority") proposes a different allocation, Seller shall promptly notify Purchaser, and Purchaser shall have the right, but not the obligation, to control (at the joint expense of Purchaser and Seller) any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute relating thereto. Seller shall provide Purchaser with such information and shall take such actions (including, without limitation, executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by Purchaser to carry out the purposes of this section.

                  (d) Any obligation of Seller to Purchaser pursuant to this Agreement, including the obligations set forth in this Section 2.5, shall constitute administrative expenses of Seller under sections 503(b) and 507(a)(1) of the Bankruptcy Code.

                                   ARTICLE III

                                   THE CLOSING

            Section 3.1 The Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m., New York time, on the first Business Day following the satisfaction and/or waiver of all conditions to closing set forth in Article VII (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing), unless another date and/or place is agreed in writing by each of the parties hereto.

            Section 3.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered), the following:

                  (a) a duly executed bill of sale in form and substance reasonably satisfactory to Purchaser (the "Bill of Sale");

                  (b) duly executed counterparts of one or more instruments of assignment and assumption, in form and substance reasonably satisfactory to Purchaser, with respect to all Leased Real Property (the "Lease Assignment Documents");

                  (c) copies of all leases or subleases to Third Parties with respect to all or any portion of any of the Real Property;

                  (d) all documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to Purchaser of all automobiles, trucks, trailers, vehicles (and any other property owned by Seller or any of its Subsidiaries which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser) which constitute Acquired Assets pursuant to this Agreement;

                  (e) executed copies of the consents required under Section 7.1(c);

                  (f) all documents containing or relating to "know-how" to be acquired by Purchaser pursuant hereto;

                  (g) all of the books, files and other records of Seller referred to in Section 2.1(d);

                  (h) the opinion of counsel referred to in Section 7.1(b);

                  (i) the Officers' Certificate referred to in Section 7.1(g);

                  (j) a certification of non-foreign status for Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

                  (k) all such other documents of title, deeds, endorsements, assignments and other instruments of sale, conveyance or transfer as, in the reasonable opinion of Purchaser's counsel, are necessary to vest in Purchaser good and marketable title to the Acquired Assets;

                  (l) instruments of assignment or transfer, in form suitable for recording in the appropriate office or bureau, effecting the transfer of the Copyrights, Trademarks and Patents owned or held by Seller (collectively, the "Intellectual Property Instruments");

                  (m) a certified copy of each of the Bidding Procedures Order, Sale Order, and the docket of the Bankruptcy Court evidencing the entry of the Bidding Procedures Order and the Sale Order; and

                  (n) all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions.

            Section 3.3 Deliveries by Purchaser.

            At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered), the following:

                  (a) the Cash Consideration, as provided in Section 2.5;

                  (b) a duly executed instrument of assumption in form and substance reasonably satisfactory to Seller (the "Instrument of Assumption");

                  (c) a duly executed counterpart of each Lease Assignment Document applicable to Purchaser; and

                  (d) all other previously undelivered documents required to be delivered by Purchaser to Seller at or prior to the Closing in connection with the Transactions.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                              WARRANTIES OF SELLER

            Seller hereby represents and warrants to Purchaser as follows:

            Section 4.1 Authorization. Subject to the entry of the Sale Order, the execution, delivery and performance by Seller of this Agreement and each of the other Ancillary Agreements to which it is party and the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate actions of Seller; (ii) do not contravene the terms of the Certificate of Incorporation or the Bylaws; (iii) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contract of Seller or its Subsidiaries or any Requirement of Law applicable to Seller or its Subsidiaries; and (iv) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Entity against, or binding upon, Seller, except in the cases of clauses (iii) and (iv) for such violations, conflicts, breaches or defaults which would not have a Material Adverse Effect. The Board of Directors of Seller has resolved to recommend that the Bankruptcy Court approve this Agreement, the Ancillary Agreements and the Transactions; provided that such recommendation may be withdrawn, modified or amended only in accordance with the provisions of
Section 6.7. Subject to the entry of the Bidding Procedures Order, Seller has full power and authority to grant the Termination Fee and the Expense Reimbursement, and the Termination Fee and Expense Reimbursement shall constitute administrative expenses of Seller under Sections 503(b) and 507(a)(1) of the Bankruptcy Code.

            Section 4.2 Binding Agreement. This Agreement and the Loan Agreement have been, and as of the Closing Date each of the other Ancillary Agreements to which Seller is party will have been, duly executed and delivered by Seller, and, subject to the entry of the Sale Order, this Agreement and the Loan Agreement constitute, and as of the Closing Date each of the other Ancillary Agreements will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

            Section 4.3 Organization; Qualification of Seller; Subsidiaries. (a) Except as set forth in Section 4.3 of the Disclosure Letter, Seller and each of its Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite power and authority to own, lease, license and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification and in which the failure to so qualify would have a Material Adverse Effect. Subject to the entry of the Sale Order, Seller has all corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Ancillary Agreements to which it is party.

            (b) Section 4.3(b) of the Disclosure Letter sets forth a true and complete list of each of the Subsidiaries of Seller. Except as set forth in
Section 4.3(b) of the Disclosure Letter, Seller owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of applicable foreign, federal and securities laws. iBEAM Broadcasting Kabushiki Kaisha and NextVenue Europe Limited own no Assets and have no Liabilities other than as set forth on Section 4.3(b) of the Disclosure Letter.

            Section 4.4 Governmental Authorization; Third Party Consents. Except as set forth in Section 4.4 of the Disclosure Letter, no material approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Entity or any other Person, and no lapse of a waiting period under a material Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Seller of this Agreement, each of the other Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby.

            Section 4.5 SEC Reports; Financial Condition.

                  (a) Seller has filed all SEC Reports and has made available to the Purchaser each SEC Report. The SEC Reports of Seller, including any financial statements or schedules included or incorporated therein by reference,
(i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated balance sheets of Seller and the related statements of income, stockholders' equity and cash flow, together with the notes thereto, which are included in or incorporated by reference into the SEC Reports of Seller (the "Financial Statements") fairly present, in all material respects, the consolidated financial position of Seller as of the respective dates thereof, and the consolidated results of operations and cash flows of Seller as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments.

            Section 4.6 Absence of Change. Since December 31, 2000, except as fully disclosed in SEC Reports filed on or before the date hereof or as set forth in Section 4.6 of the Disclosure Letter to the extent and only to the extent such matters are in effect on October 11, 2001 and without giving effect to any further adverse developments in connection therewith after October 11, 2001, there has not been:

                  (a) any Material Adverse Effect;

                  (b) any satisfaction, discharge or payment of any liability or obligation (including Indebtedness) by Seller, except in the ordinary course of business and that is not material to the Acquired Assets, Assumed Liabilities or the Business;

                  (c) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets and Intellectual Property;

                  (d) any resignation or termination of employment of any officer or key employee of Seller;

                  (e) any material transaction in which Seller participated that is outside the ordinary course of business, including any declaration, setting aside or payment or other distribution with respect to any of Seller's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock by Seller;

                  (f) any material change in Seller's accounting principles or practice except as required by reason of a change in GAAP; or

                  (g) any arrangement or commitment by Seller to do any of the things described in this Section 4.6.

            For purposes of this Section 4.6, the filing with the Bankruptcy Court of a Petition commencing the Bankruptcy Case shall not constitute a Material Adverse Effect; provided, however, that the effects of the filing of such Petition may constitute a Material Adverse Effect.

            Section 4.7 Litigation. Except as set forth on Section 4.7 of the Disclosure Letter, there are no actions, suits, proceedings, claims, complaints, disputes, mediations, controversies, arbitrations or investigations (collectively, "Claims") pending or, to the knowledge of Seller, threatened, at law, in equity, in arbitration, in mediation or before any Governmental Entity against Seller or any of its Subsidiaries or relating to the Acquired Assets or the Assumed Liabilities.

            Section 4.8 Compliance with Laws.

                  (a) Seller and each of its Subsidiaries is, and since January 1, 2000 has been, in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Entity against Seller or its Subsidiaries, as applicable. There is no existing or, to Seller's knowledge, proposed Requirement of Law that would reasonably be expected to prohibit or restrict Seller from conducting its business in any material respect, or otherwise have a Material Adverse Effect.

                  (b) (i) Seller and each of its Subsidiaries have all material Permits that are necessary for the conduct of their respective businesses as presently conducted, (ii) such Permits are in full force and effect, and (iii) no violations are or have been recorded in respect of any Permit.

                  (c) No expenditure in excess of $50,000 is presently required by Seller to comply with any existing Requirement of Law or Order.

            Section 4.9 No Default or Breach; Contractual Obligations.

                  (a) Section 4.9(a) of the Disclosure Letter contains a correct and complete list of all Contracts (the "Material Contracts") pursuant to which Seller has any rights or benefits or undertakes any obligations or liabilities with respect to the Business or the Acquired Assets or Assumed Liabilities, in each case that:

                        (i) have a duration of one year or more and are not terminable without penalty upon 90 days or less prior written notice by any party;

                        (ii) require or could reasonably be expected to require any party thereto to pay $10,000 or more in any 12 month period, or $25,000 or more 2 in the aggregate;

                        (iii) require any severance or retention payments to employees of Seller or any Subsidiary;

                        (iv) contain any non-competition covenant or exclusivity arrangement;

                        (v) constitute a lease, license, arrangement or other Contract providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                        (vi) regard the employment, services, consulting, termination or severance from employment relating to or for the benefit of any director, officer, employee, sales agent, distributor, dealer, independent contractor or consultant of Seller or any Subsidiary;

                        (vii) constitute (x) a trust indenture, mortgage, promissory note, loan agreement, security agreement, pledge agreement, deed of trust, guarantee, keep well agreement or other Contract for the borrowing of money or guarantee of obligation in an amount exceeding $10,000, or (y) letters of credit and surety, indemnity, performance and similar bonds;

                        (viii) constitute a collective bargaining agreement;

                        (ix) constitute joint venture, partnership or similar Contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                        (x) constitute asset purchase agreements or other acquisition or divestiture agreements, including, but not limited to, any Contracts relating to the sale, lease or disposal of any Acquired Assets or involving continuing indemnity or other obligations;

                        (xi) constitute broker, sales agency, manufacturer's representative, marketing or distributorship agreements;

                        (xii) constitute Contracts or arrangements with respect to the representation of the Business in foreign countries;

                        (xiii) constitute Real Property Leases;

                        (xiv) constitute lease agreements providing for the leasing of material personal property primarily used in, or held for use primarily in connection with, the Business;

                        (xv) constitute any Contract under which any Liens, except for Permitted Liens, exist with respect to any Acquired Asset;

                        (xvi) constitute any other Contracts or commitments that are material to the Business, the Acquired Assets or Assumed Liabilities; or

                        (xvii) constitute a Contract entered into by Seller or any of its Subsidiaries relating primarily to the Business, Acquired Assets or Assumed Liabilities, other than in the ordinary course of business consistent with past practice.

                  (b) Except as set forth in Section 4.9(b) of the Disclosure
Letter: (i) all of the Material Contracts are in full force and effect, (ii) Seller is not, and to the knowledge of Seller none of the other parties to the Material Contracts is, in default under, and no event has occurred which, with the passage of time or giving of notice or both, would result in Seller, or to the knowledge of Seller any of the other parties to the Material Contracts, being in default under any of the terms of the Material Contracts, and (iii) none of the Material Contracts requires the consent of any other party thereto in connection with the transactions contemplated by this Agreement except, in the case of clause (i) above, for failures to be in full force and effect which have not had, or would not reasonably be expected to have, a Material Adverse Effect, in the case of clause (ii) above, for such defaults which have not had, or would not reasonably be expected to have, a Material Adverse Effect, and in the case of clause (iii) above, for consents the absence of which have not had, or would not reasonably be expected to have, a Material Adverse Effect.

                  (c) Seller has no material oral agreements with respect to the Acquired Assets, the Assumed Liabilities, or the Business.

            Section 4.10 Assets.

                  (a) Seller and each of its Subsidiaries owns and has good, valid, and marketable title to all of its Assets which are Acquired Assets, in each case free and clear of all Liens, except for Permitted Liens.

                  (b) The Acquired Assets include all rights, properties and other Assets used by Seller and its Subsidiaries to conduct the Business or necessary to permit Purchaser to conduct the Business after the Closing in all material respects in the same manner as such Business has been conducted by Seller and its Subsidiaries prior to the date hereof.

                  (c) Upon consummation of the transactions contemplated hereby, Purchaser will have acquired good and marketable title in and to, or a valid leasehold interest in or assignment of each of the Acquired Assets, free and clear of all Liens.

            Section 4.11 Taxes. Except as set forth on Section 4.11 of the Disclosure Letter, Seller has paid all of its Taxes which have come due and are required to be paid by it, other than Taxes being disputed by Seller in good faith for which adequate reserves have been made in accordance with GAAP. Seller has timely filed or caused to be filed all Tax Returns that it is required to file, and all such Tax Returns are accurate and complete. With respect to all Tax Returns of Seller, (i) there is no unassessed Tax deficiency proposed or, to the knowledge of Seller, threatened against Seller or pertaining to the Acquired Assets and (ii) no audit is in progress with respect to any Tax Return, no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax. All provisions for Tax liabilities of Seller with respect to the Financial Statements have been made in accordance with GAAP consistently applied, and all liabilities for Taxes of Seller have been adequately provided for on the Financial Statements. There are no Liens for Taxes upon any of the Acquired Assets, except for statutory Liens for Taxes not yet due.

            Section 4.12 Employees; Employee Compensation.

                  (a) Seller has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health. To Seller's knowledge, no charges or investigations with respect to Seller or its Subsidiaries are pending or threatened before the Equal Employment Opportunity Commission, or any other state or federal agency responsible for the prevention of unlawful employment practices. Except as set forth in Section 4.12(a) of the Disclosure Letter, to Seller's knowledge, there are no Claims pending or threatened regarding the breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct by Seller or its Subsidiaries in connection with the employment relationship. To Seller's knowledge, no employee of Seller or any of its Subsidiaries is or will be in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with Seller or any of its Subsidiaries or any other party because of the nature of the business conducted by Seller or any of its Subsidiaries or to the use by the employee of his or her best efforts with respect to such business. Seller and its Subsidiaries are and have been in compliance with the requirements of the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local law governing layoffs and/or employment termination.

                  (b) Section 4.12(b) of the Disclosure Letter sets forth a complete and correct list of all employees of Seller and its Subsidiaries and all compensation (whether in the form of stock, securities or otherwise) paid or to be paid for the current fiscal year of Seller and its Subsidiaries.

                  (c) No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

            Section 4.13 Labor Relations. Except as set forth in Section 4.13 of the Disclosure Letter, (i) Seller is not engaged in any unfair labor practice as defined in the National Labor Relations Act, (ii) there is (A) no unfair labor practice charge or complaint against Seller or its Subsidiaries pending or threatened before the National Labor Relations Board or any similar agency, (B) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of Seller, threatened against Seller or its Subsidiaries, and (C) no strike, labor dispute, slowdown, stoppage or lockout pending or, to the knowledge of Seller, threatened against Seller or its Subsidiaries, (iii) Seller is not a party to any collective bargaining agreement or similar contract, (iv) there is no union representation question existing with respect to the employees of Seller, and (v) none of Seller employees is represented by any labor organization and no union organizing activities are taking place. Except as set forth in Section 4.13 of the Disclosure Letter, to the knowledge of Seller, no officer or key employee, or any group of key employees, intends to terminate his, her or their employment with Seller. Except as set forth in Section 4.13 of the Disclosure Letter, Seller has not taken any steps to terminate the employment of any officer, key employee or group of key employees, nor does it have any plans to do so.

            Section 4.14 Intellectual Property.

                  (a) Section 4.14(a) of the Disclosure Letter sets forth, for all Intellectual Property owned by Seller, a complete and accurate list of all U.S. and foreign: (i) Patents; (ii) registered Trademarks and material unregistered Trademarks; and (iii) registered Copyrights and material unregistered Copyrights.

                  (b) Section 4.14(b) of the Disclosure Letter lists all contracts for Software that is licensed, leased or otherwise used by Seller (other than off-the-shelf Software), and all Software that is owned by Seller ("Proprietary Software"), and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

                  (c) Section 4.14(c) of the Disclosure Letter sets forth a complete and accurate list of all agreements (whether verbal or written) granting or obtaining any right to use or practice any rights under any Intellectual Property, to which Seller is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "License Agreements").

                  (d) (i) Seller is the owner of all, or has a license or right to use, sell and license all Intellectual Property, free and clear of all Liens.

                        (ii) Except as set forth in Section 4.14(d)(ii) of the Disclosure Letter, no Claim is pending, or to the knowledge of Seller threatened, against Seller relating to Intellectual Property.

                        (iii) To the knowledge of Seller, any Intellectual Property owned or used by Seller has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned, nor does it infringe upon or otherwise violate any intellectual property rights of others.

                        (iv) Except as set forth in Section 4.14(d)(iv) of the Disclosure Letter, Seller has not received notice from any third party regarding any actual or potential infringement or misappropriation by Seller of any intellectual property of such third party, and Seller has no knowledge of any basis for such a claim against Seller.

                        (v) Except as set forth in Section 4.14(d)(v) of the Disclosure Letter, Seller has not received notice from any third party regarding any assertion or claim challenging the validity of any

      Intellectual Property owned or used by Seller and Seller has no knowledge of any basis for such a claim.

                        (vi) None of the Trademarks Seller currently uses and none of the Trademarks listed in Section 4.14(a) of the Disclosure Letter for which Seller has obtained or applied for a registration have been abandoned. To the knowledge of Seller, there has been no prior use of such Trademarks by any third party that would confer upon said third party superior rights in such Trademarks. Seller has taken reasonable steps to maintain the validity of such Trademarks.

                        (vii) Except as set forth in Section 4.14(d)(vii) of the Disclosure Letter, to the knowledge of Seller, no Person is misappropriating, diluting, infringing upon or otherwise violating the Intellectual Property rights of Seller.

                  (e) No former employer of any employee of Seller, and no current or former client of any consultant of Seller, has made a claim against Seller or, to the knowledge of Seller, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

                  (f) (i) Except as set forth in Section 4.14(f)(i) of the Disclosure Letter, Seller is not a party to or bound by any license or other agreement requiring the payment by Seller of any royalty payment, excluding such agreements relating to software licensed for use solely on the computers of Seller.

                        (ii) Seller has not licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements.

                        (iii) Seller has substantially performed all obligations imposed upon it under the License Agreements and the License Agreements are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, and there exists no event or condition that will result in a violation or breach of, or constitute a default by Seller or, to the best knowledge of Seller, the other party thereto, under any such License Agreement.

                  (g) Seller takes reasonable measures to protect the confidentiality of Trade Secrets. No Trade Secret of Seller has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that reasonably protects Seller's proprietary interests in and to such Trade Secrets, or pursuant to the filing of patent applications related to such Trade Secrets;

                  (h) (i) It is the policy of Seller that all employees of Seller with access to technical information execute and deliver proprietary invention agreements with Seller, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to Seller.

                        (ii) All Proprietary Software set forth in Section 4.14(b) of the Disclosure Letter, was either developed (A) by employees of Seller within the scope of their employment; or (B) by independent contractors or other third parties who have assigned all of their rights to Seller pursuant to written agreement.

                  (i) Except as set forth in Section 4.14(i) of the Disclosure Letter, the consummation of the transactions contemplated hereby will not result in the loss or impairment of Seller's rights to own, use, or to bring any action for the infringement of, any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property.

                  (j) Seller has not used or authorized the use of the Customer Information, whether obtained through the Company Website or otherwise, in an unlawful manner, or in a manner violative of the Company Privacy Policy or the privacy rights of its customers; Seller has not collected any Customer Information through the Company Website in an unlawful manner or in violation of the Company Privacy Policy, and the transactions contemplated by this Agreement will not violate the Company Privacy Policy or the privacy rights of its customers. Seller has reasonable security measures in place to protect the Customer Information it receives through the Company Website and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers. Seller represents to its customers on the Company Website that it assures reasonable security as to the protection of Customer Information.

            Section 4.15 Trade Relations. Except as set forth in Section 4.15 of the Disclosure Letter or in the SEC Reports filed prior to the date hereof, there exists no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Seller or any of its Subsidiaries, or the business of Seller or any of its Subsidiaries, with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to Seller's business are individually or in the aggregate material to the Acquired Assets, Assumed Liabilities or the Business, and there exists no present condition or state of fact or circumstance that would have a Material Adverse Effect or prevent Seller or any of its Subsidiaries from conducting such business relationships or such business with any such customer, supplier or group of customers or suppliers in the same manner as heretofore conducted by Seller or each Subsidiary.

            Section 4.16 Absence of Undisclosed Liabilities. Neither Seller nor any Subsidiary has any Liabilities or other obligations of any nature arising out of or relating to the Business or the Acquired Assets except:

                  (a) Liabilities or other obligations as and to the extent accrued or reserved against as set forth in the Balance Sheet;

                  (b) Liabilities or other obligations incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice;

                  (c) Liabilities or other obligations that may become payable pursuant to this Agreement; and

                  (d) Liabilities or other obligations as and to the extent disclosed in Section 4.16 of the Disclosure Letter.

            Section 4.17 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by Seller in connection with the transactions contemplated hereby.

            Section 4.18 Takeover Laws. Neither Seller nor any of its Subsidiaries is subject to any "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, the "Takeover Laws") that would affect this Agreement or the Transactions contemplated hereby. Seller's Board of Directors has approved this Agreement, the Ancillary Agreements and the Transactions for the purpose of such Takeover Laws.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

            Purchaser hereby represents and warrants to Seller as follows:

            Section 5.1 Corporate Existence and Power. Purchaser (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Ancillary Agreements to which it is a party, and (c) has the financial resources to perform its obligations hereunder.

            Section 5.2 Authorization; No Contravention. The execution, delivery and performance by Purchaser of this Agreement and each of the other Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the terms of Purchaser's organizational documents, (iii) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of Purchaser or any Requirement of Law applicable to Purchaser, and (iv) do not violate any Orders of any Governmental Entity against, or binding upon, Purchaser, except in the cases of clauses (iii) and (iv) for such violations, conflicts, breaches or defaults which would not materially delay consummation of the transactions contemplated by this Agreement.

            Section 5.3 Governmental Authorization; Third Party Consents. Subject to the entry of the Sale Order, no material approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Entity or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Purchaser of this Agreement and each of the other Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby.

            Section 5.4 Binding Effect. Subject to the entry of the Sale Order, this Agreement has been, and as of the Closing Date each of the other Ancillary Agreements to which Purchaser is a party will have been, duly executed and delivered by Purchaser, and this Agreement constitutes, and as of the Closing Date each of the other Ancillary Agreements will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

            Section 5.5 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by Purchaser in connection with the transactions contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

            Section 6.1 Interim Operations of the Business. Subject to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, or order of the Bankruptcy Court or other court of competent jurisdiction, Seller shall use its reasonable best efforts to ensure that, and Seller covenants and agrees that, after the date hereof and prior to the Closing Date, except as (i) expressly provided in this Agreement, the Bankruptcy Code or Applicable Law,
(ii) explicitly set forth in the operating plan submitted to Purchaser by Seller in connection with the Loan Agreement, or (iii) may be agreed in writing by
Purchaser:

                  (a) (i) the Business shall be conducted in the same manner as heretofore conducted and only in the ordinary course and (ii) each of Seller and any Subsidiary of Seller shall use its reasonable best efforts to preserve the business organization of the Business intact, keep available the services of the current officers and employees of the Business and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners, employees and others having business dealings with the Business, to the end that the goodwill and ongoing business of the Business shall be unimpaired at the Closing Date;

                  (b) Seller and any Subsidiary of Seller shall use its reasonable best efforts to maintain, preserve and protect all of the Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear;

                  (c) neither Seller nor any Subsidiary of Seller shall file with the Bankruptcy Court any pleading seeking authority to reject, or to assume and assign to any party other than Purchaser, any lease or executory contract to be acquired hereunder by Purchaser;

                  (d) neither Seller nor any Subsidiary of Seller shall enter into any employment or other agreement with or make any loan or advance to, any officers or employees or hire any employees;

                  (e) neither Seller nor any Subsidiary of Seller shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied, or would make any representation or warranty of Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Seller or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

                  (f) neither Seller nor any Subsidiary of Seller shall take any action which would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                  (g) neither Seller nor any Subsidiary shall (i) amend, supplement or otherwise modify, waive any rights under or terminate any Assigned Contract or (ii) enter into any Contract which would be an Assigned Contract hereunder;

                  (h) neither Seller nor any Subsidiary shall take any action not in compliance with any covenant or other agreements set forth in the Loan Agreement; and

                  (i) neither Seller nor any Subsidiary of Seller shall enter into any agreement, Contract, commitment or arrangement to do any of the foregoing or to violate any of the foregoing, or authorize, recommend, propose or announce an intention to do or violate any of the foregoing.

            Section 6.2 Access; Confidentiality.

                  (a) Between the date of this Agreement and the Closing, Seller shall (i) afford Purchaser and its authorized representatives reasonable access to all offices and other facilities, all books and records and all employees and personnel of Seller and its Subsidiaries, (ii) permit Purchaser and its authorized representatives to make such inspections and to make copies of such books and records as they may reasonably require and (iii) furnish Purchaser and its authorized representatives with such financial and operating data and other information concerning the Business as they may from time to time reasonably request. Each party will direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 6.2.

                  (b) Purchaser shall cooperate with Seller, at Seller's expense, and make available to Seller such documents, books, records or information transferred to Purchaser and relating to activities of the Business, Seller or any of its Subsidiaries prior to the Closing as Seller may reasonably require after the Closing in connection with any Tax determination or contractual obligations to Third Parties or to defend or prepare for the defense of any claim against Seller or any Subsidiary or to prosecute or prepare for the prosecution of claims against third parties by Seller relating to the conduct of the business of the Business by Seller or any Subsidiary prior to the Closing or in connection with any governmental investigation of Seller or any of its Affiliates.

                  (c) Each party shall not destroy any files or records which are subject to this Section 6.2 without giving reasonable notice to the other party, and within 15 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

                  (d) Any information regarding the Business or Assets heretofore or hereafter obtained from Seller or its Subsidiaries by Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Purchaser and its representatives in accordance with the terms of the Confidentiality Agreement; provided, however, that following the Closing, this Section 6.2 and the Confidentiality Agreement shall not prohibit Purchaser from using and providing to Third Parties such information concerning the Assets or the Business as it may deem appropriate.

            Section 6.3 Efforts and Actions to Cause Closing to Occur.

                  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any Third Party or Governmental Entity, and (ii) the preparation of any documents reasonably requested by Purchaser in order to facilitate financing of any of the Transactions. In addition, neither party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Seller shall bear all costs, fees and expenses relating to the obtaining of any approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers referred to in this Section 6.3(a).

                  (b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other party with copies of any written communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of any of the Transactions, Seller shall use its reasonable best efforts to effect such transfers, amendments or modifications.

                  (c) Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser (i) to commence any litigation against any Person in order to facilitate the consummation of any of the Transactions, (ii) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect, or (iii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

            Section 6.4 Notification of Certain Matters.

                  (a) Seller shall give notice to Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VII to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and
(ii) any failure of Seller or any of its Subsidiaries or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

                  (b) Seller shall deliver to Purchaser copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to it or any Subsidiary of Seller and
(ii) any closing agreements entered into by or on behalf of Seller or any Subsidiary of Seller with any taxing authority, which come into the possession of Seller after the date hereof.

                  (c) Seller shall deliver to Purchaser the Weekly Stream Report simultaneous with the delivery of the Weekly Reporting Certificate pursuant to the Loan Agreement.

            Section 6.5 Transition of the Business. Seller shall use reasonable best efforts to assist Purchaser in accomplishing a smooth transition of the Business from Seller to Purchaser, including, without limitation, providing customer information to Purchaser as appropriate. In this regard, Seller and Purchaser agree that they will enter into good faith discussions concerning the Business, including, but not limited to, personnel policies and procedures, and other operational matters relating to the Business. Purchaser acknowledges and agrees that unless and until the Closing occurs, any information concerning customers of the Business provided by Seller to Purchaser, or any of its Affiliates, Subsidiaries, directors, officers, employees, representatives or agents, shall be subject to the terms and conditions of the Confidentiality Agreement.

            Section 6.6 Submission for Court Approval.

                  (a) Within one Business Day of the execution of this Agreement, Seller shall file a voluntary petition under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. On the Petition Date, or as soon thereafter as practicable, but in no event later than three Business Days after the date hereof, Seller shall file with the Bankruptcy Court (i) a motion (the "Bidding Procedures Motion") and supporting papers (including a proposed order) in form and substance satisfactory to Purchaser seeking the entry of an order by the Bankruptcy Court approving of the terms of Sections 6.7, 8.1 and 8.2 of this Agreement, including, without limitation, the procedures relating to Alternative Transactions (as hereinafter defined) and the payment of the Termination Fee and Expense Reimbursement (the "Bidding Procedures Order") and (ii) a motion (the "Sale Motion") for approval of this Agreement and supporting papers (including the Sale Order) in form and substance satisfactory to Purchaser seeking entry of the Sale Order. Seller shall use its reasonable best efforts to have the Bankruptcy Court enter the Bidding Procedures Order as soon as practicable following the filing of the Bidding Procedures Motion, but in no event later than November 2, 2001.

                  (b) Seller shall provide Purchaser with copies of any and all motions, applications, pleadings, schedules, statements, reports and other papers (including exhibits and supporting documentation) filed by or on behalf of Seller or any Subsidiary of Seller in its Bankruptcy Case.

                  (c) Seller shall provide the requisite notice, and provide an opportunity to be heard, to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating in any manner to this Agreement or the Transactions contemplated hereby. Seller shall provide timely notice to any additional party designated by Purchaser.

                  (d) Seller shall use its reasonable best efforts to obtain the approval of the Sale Order by the Bankruptcy Court on or before the 50th day after the Petition Date.

                  (e) Notice of the Sale Motion, the Sale Hearing (as defined below), and the deadline for the filing and service of objections, if any, to the Sale Motion shall be served by Seller in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable local rules of the Bankruptcy Court on all Persons required to receive notice under such rules including all Persons which have asserted Liens or other interests in the Acquired Assets, all non-debtor parties to the Assigned Contracts, on all official committees appointed in the Bankruptcy Case, the office of the United States Trustee and each of Seller's known creditors, including but not limited to:

                       (i) all creditors listed in the schedule of assets and liabilities filed in the Bankruptcy Case by Seller;

                       (ii) all creditors who have filed proofs of claim in the Bankruptcy Case; and

                       (iii) all creditors who have filed a request for all notices or otherwise appeared in the Bankruptcy Case.

            In addition, notice of the motion for the Sale Order, the Sale Hearing thereon and the objection deadline shall be given by Seller by publication of a notice, in form and substance reasonably satisfactory to Purchaser, in the New York Times (National Edition) and the Wall Street Journal National Edition. Such notice shall be published at Seller's expense.

            Section 6.7 Bidding Procedures. Set forth below are the bidding procedures (the "Bidding Procedures") to be employed with respect to this Agreement concerning the sale of the Acquired Assets to Purchaser (the "Sale"). The Sale is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court at a hearing under Sections 363 and 365 of the Bankruptcy Code (the "Sale Hearing"). The following alternative bid provisions and related bid protections are designed to compensate Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Assets for the benefit of Seller's stakeholders.

                  (a) Alternative Bid Deadline. All Alternative Bids must be submitted to Seller c/o the officer of Seller as indicated in Section 9.4, not later than 11:00 a.m. (EST) on the fifth Business Day prior to the Sale Hearing (the "Alternative Bid Deadline"). Seller shall immediately distribute a copy of each such Alternative Bid received to counsel to Purchaser.

                  (b) Qualified Alternative Bid. Seller will consider an Alternative Bid only if the Alternative Bid is a "Qualified Alternative Bid". Except as otherwise provided in the Bidding Procedures Order, to be a Qualified Alternative Bid, the Alternative Bid must:

                       (i) identify the proponent of the Alternative Bid and an officer who is authorized to appear and act on behalf of the bidder;

                       (ii) propose in writing an all cash transaction that Seller determines, in the good faith opinion of the Board of Directors of Seller after consultation with the independent financial advisor of Seller, is not materially more burdensome or conditional than the terms of this Agreement and has a value greater than or equal to the sum of (x) the Purchase Price plus (y) the amount of the Expense Reimbursement and the Termination Fee plus (z) in the case of the initial Qualified Alternative Bid, $1,000,000, and in the case of any subsequent

      Qualified Alternative Bids, $250,000 over the immediately preceding Qualified Alternative Bid;

                       (iii) consist of an agreement in the form of this Agreement, marked to show changes thereto, that is on terms and conditions no less favorable to Seller than the terms and conditions contained in this Agreement, including but not limited to, price and time of Closing;

                       (iv) not be subject to termination by such Person except on the same terms as this Agreement;

                       (v) be accompanied by relevant financial information for the prospective bidder to enable Seller, Purchaser or any other party in interest to determine such Person's creditworthiness and ability to close a sale of the Assets; and

                       (vi) not be conditional on the outcome of any unperformed due diligence by the bidder, the receipt of equity or debt financing, or the approval of any Board of Directors, shareholder, or other corporate approval.

                  (c) Auction, Bidding Increments, and Bids Remaining Open.

                       (i) If Seller receives a Qualified Alternative Bid, Seller shall conduct an auction (the "Auction") at the offices of Brobeck, Phleger and Harrison on the Business Day immediately prior to the Sale Hearing, beginning at 11:00 a.m. (PST) or such later time or other place as Seller shall notify all Qualified Bidders who have submitted Qualified Bids. Only Purchaser, Seller, any representative of any official committee appointed in the Bankruptcy Case and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction, and only Purchaser and Qualified Bidders shall be entitled to make any additional bids ("Subsequent Bids") at the Auction. All bidders shall be entitled to be present for all bidding with the understanding that the true identity of each bidder shall be fully disclosed to all other bidders and that all material terms of each Bid will be fully disclosed to all other bidders throughout the entire Auction. Seller may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent alternative bids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

                       (ii) At the Auction, bidding shall begin with the highest Qualified Alternative Bid and continue in minimum increments of at least $250,000 higher than the previous bid. The Auction shall continue in one or more rounds of bidding and shall conclude after each participating bidder has had the opportunity to submit an additional Subsequent Bid with full knowledge and written confirmation of the then existing highest bid, signed by Seller's counsel and identifying the party making the then highest bid. For the purpose of evaluating the value of the consideration provided by each Subsequent Bid (including any Subsequent Bid by Purchaser), the value shall be the net consideration payable to Seller, after giving effect to any Termination Fee and Expense Reimbursement that may be payable to Purchaser under this Agreement. At the conclusion of the bidding, Seller shall announce its determination as to the bidder submitting the successful bid, which shall be submitted to the Bankruptcy Court for approval at the Sale Hearing. Purchaser shall be deemed a party-in-interest with standing to appear and be heard in connection with any motion, hearing, or other proceeding relating to this Agreement and any Alternative Bid or Subsequent Bid.

                       (iii) If Seller does not receive any Qualified Alternative Bids, Seller will report the same to the Bankruptcy Court and will proceed with a sale and assignment of the Assets to Purchaser.

                       (iv) At least one Business Day prior to the Auction, Seller will give Purchaser and all other Qualified Bidders a copy of the highest and best Qualified Alternative Bid received and copies of all other Qualified Alternative Bids. In addition, Seller will inform Purchaser and each Qualified Bidder who has expressed its intent to participate in the Auction of the identity of all Qualified Bidders that may participate in the Auction.

                  (d) Solicitation Procedures.

                       (i) Unless this Agreement has been terminated in accordance with its terms, neither Seller nor any of its Subsidiaries nor any Affiliate of any of them will take, nor will Seller permit any of them to take (nor will Seller, any of its Subsidiaries or any Affiliate of any of them authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, any of its Subsidiaries or any such Affiliate to take), directly or indirectly, any action to (A) initiate, assist, solicit, negotiate, or encourage any offer, proposal or inquiry from any Third Party that constitutes, or would reasonably be expected to lead to, an Alternative Bid for the Acquired Assets or any transaction involving the Acquired Assets, (B) engage in any Business Combination with respect to Seller or any of its Subsidiaries, (C) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Alternative Bid or Business Combination with Seller or any of its Subsidiaries or (D) furnish or cause to be furnished any information with respect to Seller or any of its Subsidiaries to any Third Party except in the ordinary course of business (other than to Purchaser and its Affiliates).

                       (ii) Notwithstanding anything to the contrary set forth in Section 6.7(d)(i) above, Seller may furnish non-public information with respect to Seller and the Assets to any Qualified Bidder and elicit information from a Qualified Bidder concerning its Qualified Alternative Bid, if and only if, before doing so: (1) Seller enters into with such Qualified Bidder a confidentiality agreement in reasonably customary form on terms not more favorable to such Qualified Bidder than the terms contained in the Confidentiality Agreement and Seller shall have previously provided such non-public information to Purchaser, and (2) the Board of Directors of Seller, after consultation with and having received the advice of independent legal counsel, determines in good faith that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Law.

                       (iii) Notwithstanding anything to the contrary set forth in Section 6.7(d)(i) above, Seller may furnish non-public information with respect to Seller and the Business to any Third Party and enter into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written proposal from such Third Party for a Business Combination with respect to Seller or any of its Subsidiaries, if before doing so: (1) Seller enters into with such Third

      Party a confidentiality agreement in reasonably customary form on terms not more favorable to such Third Party than the terms contained in the Confidentiality Agreement and Seller shall have previously provided such non-public information to Purchaser; (2) the Board of Directors of Seller, after consultation with independent financial advisors, reasonably determines in good faith that the Business Combination, if consummated, is reasonably likely to result in a transaction more favorable to Seller than the Transactions; (3) the Board of Directors of Seller reasonably determines in its good faith judgment, after consultation with independent financial advisors, that such Third Party has the financial ability to consummate such proposal; and (4) the Board of Directors of Seller, after consultation with and having received the advice of independent legal counsel, determines in good faith that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Law.

                       (iv) Seller shall immediately notify Purchaser orally and in writing of all inquiries, proposals, or requests for information received from any Third Party, and the material terms and conditions of such inquiry, proposal or request, and the identity of the person making such inquiry, proposal, or request. Seller shall keep Purchaser informed of the status (including amendments or proposed amendments) of any such inquiry, proposal or request with respect to a Alternative Bid or Business Combination, and upon the request of Purchaser shall identify and furnish to Purchaser all information provided in response to such inquiry, proposal or request. Within twenty-four hours of receipt of any expression of interest, bid proposal or similar communication from any other party, Seller shall deliver a copy of such document or a written summary of any oral communication to Purchaser.

                  (e) Termination Fee and Expense Reimbursement. In the event that (i) Seller accepts a Qualified Alternative Bid, other than a bid of Purchaser, as the highest or best offer (an "Auction Transaction") or (ii) Seller sells, transfers, leases or otherwise disposes, directly or indirectly, including through an asset sale, stock sale, merger, reorganization, plan of reorganization or other similar transaction, of all or substantially all or a material portion of its Assets (or agrees to do any of the foregoing) in a transaction or series of transactions to a party or parties other than Purchaser within twelve months from the date hereof (either of clause (i) or (ii) being an "Alternative Transaction"), Seller shall pay, or cause to be paid, to Purchaser a termination fee equal to $750,000 (the "Termination Fee"). Purchaser shall be paid the Termination Fee at the time of consummation of the Alternative Transaction. In addition to the Termination Fee, Purchaser shall be entitled to receive, at the time that it receives the Termination Fee, up to $350,000 in reimbursement of all of its actual fees and expenses (including, without limitation, expenses of counsel and other consultants and internal legal expenses attributable to the purchase) (the "Expenses") incurred by Purchaser in connection with this Agreement, the Ancillary Agreements and the Transactions (the "Expense Reimbursement"). The Expense Reimbursement and the Termination Fee shall be paid as administrative expenses of Seller under Sections 503(b), 507(a) of the Bankruptcy Code.

            Section 6.8 Employee Matters.

                  (a) (i) Prior to the Closing Date, Purchaser shall offer in writing to employ up to the lesser of (x) 80% of the number of employees of Seller and its Subsidiaries (taken as a whole) on the date hereof and
      (y) the number of employees of Seller and its Subsidiaries (taken as a whole) as of the Closing (collectively, the "Employees"). Such offer shall be effective as of the Closing Date with respect to Employees who are active employees of Seller immediately prior to the Closing Date and upon the cessation of disability or any other approved leave of absence with respect to Employees who, as of the Closing Date, are employees of the Business but who are inactive due to disability or other approved leave of absence to the extent such offer is accepted prior to or upon such cessation and the Employee commences employment upon such cessation.

                       (ii) Purchaser shall have no responsibility for and Seller shall reimburse Purchaser for any costs or liabilities that may be incurred by Purchaser directly or indirectly in connection with any employee of Seller who is not a Transferred Employee (as defined below), it being the intent of this Agreement that all costs and liabilities associated with the employment and termination of employment of such employees be entirely borne by Seller. Seller shall remain solely liable for any employment claims for any Employee based on acts occurring before the Closing Date or as a result of the consummation of the Transactions contemplated hereby or the entering into of this Agreement.

                  (b) Except to the extent necessary to avoid duplication of benefits, Purchaser shall cause each Employee who accepts Purchaser's offer of employment and commences employment with Purchaser or a Subsidiary of Purchaser

(collectively, the "Transferred Employees") to be given full credit for all service with Seller or any Subsidiary of Seller prior to the Closing Date (and service credited by Seller and/or any Subsidiary of Seller) for eligibility and vesting purposes under any employee benefit plans (other than the Williams Communications Group Pension Plan) or arrangements of Purchaser or any Subsidiary of Purchaser in which such Transferred Employees participate from and after the Closing Date, to the same extent such service was recognized by Seller or any Subsidiary of Seller immediately prior to the Closing Date. Purchaser shall, or shall cause a Subsidiary of Purchaser to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any welfare plan in which such employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan of Seller or any Subsidiary of Seller in which Transferred Employees participate immediately prior to the Closing Date.

                  (c) The coverage and benefits provided to the Transferred Employees pursuant to employee benefit plans and arrangements maintained by Purchaser or its Subsidiaries shall be, in the aggregate, no less favorable than those provided to similarly situated employees of Purchaser as of the Closing Date.

                  (d) Seller shall retain, and Purchaser shall not assume any Plans or any other arrangement or agreements (including with respect to any retention or sale bonus arrangements of Seller) relating to the employees of Seller or any of its Subsidiaries. All Liabilities to, or relating to, the Plans, and all Liabilities to, or relating to, any employee of Seller or any of its Subsidiaries shall be Retained Liabilities, and Purchaser shall have no obligation or liability with respect to such Plans, arrangements or agreements. Purchaser and Seller shall take all reasonable actions necessary to cause the retention by Seller of all such Plans.

                  (e) To the extent that any obligations might arise under the Worker Adjustment Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign or local law, rule or regulation (hereinafter referred to collectively at "WARN Obligations") as a consequence of the transactions contemplated by this Agreement, Seller shall be responsible for any WARN Obligations arising as a result of any employment losses to employees of Seller occurring prior to the Closing Date.

            Section 6.9 Prompt Payment of Cure Amounts. With respect to each Assigned Contract, Seller shall pay, prior to or at Closing, all amounts that
(i) accrue (or relate to a period) prior to Closing, (ii) are required to be paid under section 365(b)(1)(A) or (b)(1)(B) of the Bankruptcy Code in order to assume and assign such contract, or (iii) are due pursuant to order of the Bankruptcy Court; provided, however, that cure amounts that are the subject of a bona fide dispute shall be paid within two Business Days of the effectiveness of a settlement or order of the Bankruptcy Court, as the case may be.

            Section 6.10 Insurance; Risk of Loss. Seller shall maintain insurance coverage and related risk of loss for one year following the Closing with respect to the Business and the Assets for events occurring, circumstances existing and Liabilities accruing before the Closing.

            Section 6.11 Accounts Receivable.

                  (a) Promptly after 90 days from the Closing Date (the "Accounts Receivable Adjustment Date"), Purchaser shall deliver a written notice (the "Purchaser Receivables Notice") to Seller (after receipt of a report from Seller indicating the amount of Accounts Receivable collected by Seller after the Closing Date) which states either (i) that as of the Accounts Receivable Adjustment Date Purchaser has not been paid in full in respect of all Accounts Receivable (net of reserves for doubtful accounts and allowances for valid promotional discounts) outstanding as of the Closing (the "Final Accounts Receivable"), and, accordingly, Purchaser shall be entitled to receive payment in cash of the excess of (x) the amount of the Final Accounts Receivable (net of reserves for doubtful accounts and allowances for valid promotional discounts) over (y) the amount of payments actually received by Purchaser or any of its Affiliates in respect of the Final Accounts Receivable (such excess, the "Accounts Receivable Adjustment Amount"), or (ii) that Purchaser has been paid in full in respect of all Final Accounts Receivable (net of reserves for doubtful accounts and allowances for valid promotional discounts).

                  (b) If Purchaser is entitled to receive funds equal to the Accounts Receivable Adjustment Amount pursuant to Section 6.11(a), an amount equal to the Accounts Receivable Adjustment Amount, in immediately available same day funds, will promptly be paid to Purchaser by Seller within five (5) Business Days after delivery of the Purchaser Receivables Notice.

            Section 6.12 Subsequent Actions.

                  (a) If at any time after the Closing, Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Assets or otherwise to carry out this Agreement, Seller shall, or cause the appropriate Subsidiary of Seller to, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

                  (b) In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

            Section 6.13 Publicity. The initial press release with respect to the execution of this Agreement shall be a Seller press release acceptable to, and approved prior to dissemination thereof by, Purchaser and Seller. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article VIII, neither Seller nor Purchaser, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law, by an order of the Bankruptcy Court, or by any listing agreement with a national securities exchange or trading market.

            Section 6.14 Completion of Non-assignable Assigned Contracts. Seller shall use its commercially reasonable efforts to obtain any consent, approval or amendment, if any, required to novate and/or assign any Assigned Contract or any other Asset to be assigned to Purchaser hereunder. Seller shall keep Purchaser reasonably informed from time to time of the status of the foregoing and Purchaser shall cooperate with Seller in this regard. To the extent that the rights of Seller or any of its Subsidiaries under any Assigned Contract, or under any other Asset to be assigned to Purchaser hereunder, may not be assigned without the consent of a Third Party which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the instrument in question so that Purchaser would not acquire the benefit of all such rights, then Seller or a Subsidiary of Seller, as applicable, to the maximum extent permitted by Applicable Law and the instrument, shall act as

Purchaser's agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser (including, without limitation, by entering into an equivalent arrangement).

            Section 6.15 Tax Matters.

                  (a) Seller shall be responsible for and shall pay, or cause its Affiliates to pay, all sales, use, transfer, stamp duty, recording, value added, and other similar taxes and fees, including, without limitation, all bulk sales taxes, in each case including interest, penalties or additions attributable thereto ("Transfer Taxes"), arising out of or in connection with the Transactions. The party which has the primary responsibility under Applicable Law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return, pay the Transfer Taxes shown on such Tax Return, and notify the other party in writing of the Transfer Taxes shown on such Tax Return and how such Transfer Taxes were calculated, and if the other party is Seller or one of its Subsidiaries, Seller shall reimburse Purchaser for the amount of such Transfer Taxes in immediately available funds within 10 days of receipt of such notice.

                  (b) Purchaser and Seller agree to furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets or the Business (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and Seller shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.15(b). Purchaser and Seller shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Assets or the Business for any taxable period for which the other party may have liability under this Agreement. Purchaser and Seller shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable period for which the other or its Affiliates may have liability under this Agreement.

                  (c) Seller and its Subsidiaries shall prepare all Tax Returns of Seller and its Subsidiaries for periods ending on or prior to the Closing Date.

                  (d) Seller and Purchaser shall in good faith cooperate and take commercially reasonable actions necessary or proper to eliminate or otherwise reduce Transfer Taxes.

                  (e) Seller is and shall remain solely responsible for all Taxes and tax matters arising from or relating to the Acquired Assets and related businesses on or prior to the Closing Date ("Pre-Closing Period"). Seller shall indemnify and hold harmless Purchaser from any liability for, or arising out of or based upon, or relating to any Taxes or Tax matter arising from the Acquired Assets and related businesses during the Pre-Closing Period. Purchaser shall be solely responsible for all Taxes and Tax matters arising from or relating to the Acquired Assets and related businesses beginning after the Closing Date ("Post-Closing Period"). Purchaser shall indemnify and hold harmless Seller from any liability for, or arising out of or based upon, or relating to any Taxes or Tax matter arising from the Acquired Assets and related businesses during the Post-Closing Period. Seller and Purchaser shall cooperate concerning all Taxes and Tax matters relating to this division of responsibility, including, but not limited to, the filing of Tax returns and other governmental filings associated therewith.

                  (f) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                       (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

                       (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of Seller, any Acquired Assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

            Section 6.16 Acquisition Agreements. To the extent that any of the acquisition agreements set forth on Schedule 6.16 (the "Acquisition Agreements") are not assignable without the consent of another party, such consent is not obtained and there is hereafter discovered any event or occurrence for which Purchaser would have been entitled to indemnification if such Acquisition Agreement had been assigned to Purchaser (an "Indemnification Claim"), Seller shall, upon receipt of written notice from Purchaser, pursue such Indemnification Claim on Purchaser's behalf. Purchaser shall control the investigation, defense and settlement (including choice of counsel in its sole discretion) of any Indemnification Claim. Seller shall make available to Purchaser, its counsel and other representatives, all information and documents available to it which relate to such Indemnification Claim. Seller shall also render to Purchaser such assistance and cooperation as may reasonably be required to ensure the proper and adequate pursuit of such Indemnification Claim. Upon receipt of any recoveries (including pursuant to any settlement, arbitration, judicial proceeding or otherwise) relating to any such Indemnification Claim, Seller shall promptly deliver to Purchaser such recoveries upon receipt thereof. Seller shall remit and turn-over to Purchaser any recovery in any such claim and such recovery shall be deemed to be an Acquired Asset.

            Section 6.17 Bulk Sale. Each of the parties to this Agreement hereby waives compliance with any bulk sales or bulk transfer laws that are applicable to the sale of the Assets with respect to the Retained Liabilities. Seller agrees to promptly and diligently pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser by reason of any non-compliance with such laws and to indemnify and hold Purchaser harmless from and against any and all such claims.

            Section 6.18 Disclosure Supplements. From time to time (but in no event more than once every thirty days) prior to the Closing, Seller shall promptly supplement or amend the Disclosure Letter with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter. No supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII hereof or the compliance by Seller with any covenant set forth herein.

            Section 6.19 Further Assurances. Each party shall cooperate with the other party, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Entity or other regulatory authority or any other Person under any Permit, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by another party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VII

                                   CONDITIONS

            Section 7.1 Conditions to Obligations of Purchaser to Effect the Closing. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of each of the following conditions:

                  (a) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity:

                       (i) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a material portion of its businesses or assets or the Acquired Assets, or to compel Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any material portion of the Acquired Assets or the business or assets of Purchaser or any of its Subsidiaries or Affiliates;

                       (ii) seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from Purchaser or any of its Subsidiaries any damages or payments that are material;

                       (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment or pay for or purchase some or all of the Acquired Assets or otherwise to consummate the Closing;

                       (iv) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Acquired Assets;

                       (v) which otherwise is reasonably likely to have a Material Adverse Effect; or

any other action shall be taken by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) above.

                  (b) Opinion of Seller's Counsel. Seller shall have delivered to Purchaser at the Closing an opinion of Seller's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and which may contain customary qualifications, assumptions and exceptions, substantially to the effect that:

                       (i) Seller: (x) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (y) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (z) is duly qualified or licensed to do business as a foreign corporation in good standing in California, Oklahoma, Illinois, Virginia, Georgia and New Jersey.

                       (ii) Seller has corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by it of the Transactions have been duly authorized by Seller's Board of Directors, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the Ancillary Agreements or the consummation by Seller of the Transactions.

                       (iii) Each of this Agreement and each Ancillary Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof and thereof by Purchaser, each of this Agreement and each Ancillary Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                       (iv) To such counsel's knowledge, no motion or pleading seeking relief under Fed. R. Bankr. P. 9024 or Fed. R. Civ. P. 60 has been filed.

                  (c) Consents Obtained. All consents and approvals of any Person required in connection with the consummation of the Closing and the other Transactions, including consents and approvals to the Closing and the Transactions required in connection with the Assigned Contracts set forth in
Schedule 7.1(c), shall have been obtained, except (x) where the failure to obtain such consent or approval individually or in the aggregate would not constitute a Material Adverse Effect or (y) to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court; provided, however, that all consents and approvals to the Closing and the Transactions required in connection with the Assigned Contracts set forth in Schedule 7.1(c) shall have been obtained except to the extent that the requirement for a particular consent or approval is rendered inapplicable and unnecessary by the Sale Order or other order of the Bankruptcy Court. All material consents and approvals from Governmental Entities, whether federal, state, local or foreign, shall have been obtained. A copy of each such consent or approval referred to in this Section 7.1(c) shall have been provided to Purchaser at or prior to the Closing. All Permits necessary for the operation of the Business either have been transferred to Purchaser or have been obtained by Purchaser. All such consents, approvals and Permits referred to in this Section 7.1(c) shall be in effect at the Closing and shall not have been amended, modified, revoked or rescinded.

                  (d) Material Adverse Effect. Purchaser, in its reasonable good faith judgement, shall be satisfied that there shall not have occurred any Material Adverse Effect or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect.

                  (e) Representations and Warranties. All of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time).

                  (f) Seller's Performance of Covenants. Seller shall not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Seller to be performed or complied with by it under this Agreement; provided, however, that no such failure to perform or to comply shall be deemed to have occurred to the extent resulting solely from any action or inaction taken by the Bankruptcy Court; provided, further, however, that the provisions of the immediately preceding clause shall not apply to any action or inaction taken by the Bankruptcy Court at the request of, with the support of, or as a consequence of any act or omission (whether knowing or otherwise) by, Seller.

                  (g) Certificate of Seller's Officers. Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by the Chairman of the Board or the Chief Executive Officer, and the Chief Financial Officer of Seller, satisfactory in form to Purchaser, to the effect of paragraphs (c), (d), (e) and (f) above.

                  (h) Tax Certifications. Purchaser shall have received (i) a certification of non-foreign status for Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder and (ii) any other certifications which may be required under Applicable Law stating that no Taxes (or a reduced amount) are due to any Taxing Authority for which Purchaser could have liability to withhold and pay with respect to the transfer or in connection with the purchase of the Assets.

                  (i) Bidding Procedures Order and Sale Order. The Bankruptcy Court shall have entered the Bidding Procedures Order on or prior to November 2, 2001 and the Sale Order within 50 days of the Petition Date, each of which shall have become Final Orders. The Sale Order shall be in form and substance reasonably acceptable to Purchaser and shall provide, among other things, (1) that Seller is authorized to convey to Purchaser all of its right, title, and interest in and to the Acquired Assets pursuant to Sections 105, 363(b) and 363(f) of the Bankruptcy Code, free and clear of all Liens (other than Permitted Liens and Assumed Liabilities), which Liens shall attach to the proceeds of the Sale under section 363(f) of the Bankruptcy Code; (2) that all other requirements and conditions under Sections 363 and 365 of the Bankruptcy Code for the assumption by Seller and assignment to Purchaser of each Assigned Contract have been satisfied and that all Assigned Contracts will be transferred to, and remain in full force and effect for the benefit of, Purchaser, notwithstanding any provision in such Assigned Contracts (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer; (3) that all "cure" amounts necessary to cure monetary defaults under any such contract shall be made in the appropriate amounts by Seller except to the extent such "cure" amounts constitute Assumed Liabilities; (4) that Purchaser is deemed to have purchased the Acquired Assets, including the assignment of the Assigned Contracts, in good faith pursuant to Section 363(m) of the Bankruptcy Code so that the reversal or modification of the Sale Order does not affect the validity of the Sale to Purchaser of the Acquired Assets pursuant to the Sale Order; (5) that Seller is authorized and directed to execute, upon request by Purchaser, one or more assignments in form, substance, and number reasonably acceptable to Purchaser, evidencing the conveyance of the Acquired Assets to Purchaser; and (6) a general release by Seller and the bankruptcy estate to Purchaser at the time of Closing, including a release of successor liability, that specifically, upon Closing, Purchaser shall not be deemed to (i) be the successor of Seller, (ii) have, de facto or otherwise, merged with or into Seller, or (iii) be a mere continuation or substantial continuation of Seller or the enterprise of Seller. Nothing in this Section 7.1(i), or any other Section of this Agreement, shall preclude Seller or Purchaser from consummating the Transactions if Purchaser, in its sole discretion, waives the requirement that the Sale Order or any other orders be Final Orders. No notice of such waiver of this or any other condition to Closing need be given except to Seller or Purchaser, as explicitly required in this Agreement, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine or any similar statute or body of law if the Closing occurs in the absence of a Final Order. The Sale Order shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect on the Closing Date.

                  (j) Actions relating to Assigned Contracts. Seller shall have taken all action required to have been taken and made all payments required to have been made to permit assumption and assignment of the Assigned Contracts to Purchaser under Sections 365(b) and (f) of the Bankruptcy Code.

                  (k) Bill of Sale. Seller shall have duly executed and delivered to Purchaser the Bill of Sale.

                  (l) Lease Assignments. Seller shall have duly executed and delivered to Purchaser each of the Lease Assignment Documents together with any reasonably necessary transfer declarations or other filings.

                  (m) Intellectual Property Instruments. Seller shall have duly executed and delivered to Purchaser each of the Intellectual Property Instruments.

                  (n) IP Agreements. Notwithstanding anything to the contrary contained in this Agreement, in addition to the matters described in Section 7.1(i), the Sale Order shall provide and declare, to the extent not inconsistent with the Bankruptcy Code or other Applicable Law, that all right, title and interest of Seller under each of the Contracts described on Schedule 7.1(n) hereto (the "IP Agreements") shall, upon Closing, be transferred and assigned to and fully and irrevocably vest in Purchaser and remain in full force and effect, unless Seller shall have otherwise obtained consent to the assignment to and assumption by Purchaser of the IP Agreements in form and substance reasonably satisfactory to Purchaser.

                  (o) Outstanding Claims. Seller shall have resolved, to Purchaser's reasonable satisfaction, any outstanding Claims, including contract, litigation, licensing or infringement Claims, relating to the Acquired Assets or the Assumed Liabilities.

                  (p) Employment Arrangements. Seller's employment arrangements with the individuals listed on Schedule 7.1(p) shall have been modified in a manner reasonably acceptable to Purchaser, and such modified employment arrangements, in the form approved by Purchaser, shall be in effect on the Closing Date without giving effect to any supplement, waiver or additional modification thereto.

The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the Closing.

            Section 7.2 Conditions to Obligations of Seller to Effect the Clos ing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time).

                  (b) Purchaser's Performance of Covenants. Purchaser shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of Purchaser to be performed or complied with by it under this Agreement.

                  (c) Certificate of Purchaser's Officers. Seller shall have received from Purchaser a certificate, dated the Closing Date, duly executed by the Chief Executive Officer or President of Purchaser, satisfactory in form to Seller, to the effect of paragraphs (a) and (b) above.

                  (d) Sale Order. The Sale Order shall have been entered by the Bankruptcy Court.

The foregoing conditions are for the sole benefit of Seller and may be waived by Seller (except for Section 7.2(d)), in whole or in part, at any time and from time to time in its sole discretion. The failure by Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the Closing.

                                  ARTICLE VIII

                                   TERMINATION

            Section 8.1 Termination. This Agreement may be terminated or abandoned at any time prior to the Closing Date:

                  (a) By the mutual written consent of Purchaser and Seller;

                  (b) By either Purchaser or Seller if the Bankruptcy Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the (consummation of the Transactions) and such order, decree, ruling or other action shall have become final and non-appealable;

                  (c) By either Purchaser or Seller upon written notice given to the other party in the event that the Closing shall not have taken place on or before March 31, 2002 (the "Termination Date"), provided that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination;

                  (d) By Seller if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within ten Business Days after the giving of written notice by Seller to Purchaser specifying such breach and so that the conditions set forth in Section 7.2(a) or
Section 7.2(b) would not be satisfied at the time of such breach;

                  (e) By Purchaser:

                       (i) if Seller shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within ten Business Days after the giving of written notice by Purchaser to Seller specifying such breach and so that the conditions set forth in
      Section 7.1(e) or Section 7.1(f) would not be satisfied at the time of such breach;

                       (ii) if there shall have occurred any Material Adverse Effect or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect;

                       (iii) if Purchaser shall have determined that the conditions to Purchaser's obligations hereunder set forth in Section 7.1(c) are not capable of being satisfied upon terms reasonably satisfactory to Purchaser, whether or not any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which restrains, enjoins or otherwise prohibits the acquisition by Purchaser of such Assets;

                       (iv) if the Bankruptcy Court has not entered the Bidding Procedures Order by November 2, 2001;

                       (v) if the Bankruptcy Court has not entered the Sale Order by the date that is 50 days after the Petition Date;

                       (vi) if the Sale Order has not become a Final Order or if the Sale Order has been revoked, rescinded or modified in any material respect;

                       (vii) if the Asset Purchase Agreement and the Transactions are not approved by the Bankruptcy Court in accordance with the Sale Order;

                       (viii) if Seller gives written notice to Purchaser that it is unable to obtain a consent required by Section 7.1(c);

                       (ix) if Seller's Board of Directors determines in good faith, after consultation with outside counsel, and evidenced by a duly adopted board resolution, that, in order to comply with its fiduciary duties under Applicable Law, it is required to enter into a definitive agreement with respect to an Alternative Transaction and Seller executes and delivers such a definitive agreement with respect to an Alternative Transaction;

                       (x) if the Bankruptcy Court enters an order that contemplates a Business Combination other than by Purchaser;

                       (xi) if there has been a Default or Event of Default (as such terms are defined in the Loan Agreement) under the Loan Agreement;

                       (xii) if Seller becomes a proponent or co- proponent of any plan of reorganization under the Bankruptcy Code filed with the Bankruptcy Court which does not contemplate an acquisition of the Acquired Assets by Purchaser on the terms set forth herein; or

                       (xiii) if Seller's Bankruptcy Case is converted from a case under Chapter 11 of the Bankruptcy Code to a case under Chapter 7 of the Bankruptcy Code or is dismissed, if a trustee is appointed in Seller's Bankruptcy Case, or if the periods of exclusivity under Sections 1121(b) and 1121(c) of the Bankruptcy Code are terminated or reduced by the Bankruptcy Court pursuant to Section 1121(d) in Seller's Bankruptcy Case.

                  (f) by Seller if the Loan Agreement is terminated; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if there has occurred a Default or Event of Default (as such terms are defined in the Loan Agreement) under the Loan Agreement or Seller has otherwise materially breached any provision of the Loan Agreement.

            Section 8.2 Effect of Termination.

                  (a) In the event of the termination or abandonment of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of this Agreement is made, and there shall be no liability or obligation thereafter on the part of Purchaser or Seller except (A) for fraud, (B) for willful breach of any provision of this Agreement prior to such termination or abandonment of the Transactions, or (C) as set forth in Section 8.2(b) or Section 6.7(e).

                  (b) If Purchaser terminates this Agreement pursuant to Section 8.1(e)(x) hereof, Seller shall pay, or cause to be paid to Purchaser, at the time of termination, an amount equal to the Termination Fee plus the Expense Reimbursement Amount. Subject to the provisions of the immediately preceding sentence, unless this Agreement is terminated by Seller pursuant to Section 8.1(d), Seller shall pay, or cause to be paid to Purchaser, an amount equal to the Expense Reimbursement Amount upon termination of this Agreement. Any payments required to be made pursuant to this Section 8.2(b) shall be made by wire transfer of same day funds to an account designated by Purchaser. Any payment to Purchaser under this Section 8.2(b) shall not preclude any other rights or remedies which may be exercised by Purchaser under this Agreement.

            Section 8.3 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may (i) extend the time for the performance of any of the obligations or acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein, or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


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

                                   ARTICLE IX

                                  MISCELLANEOUS

            Section 9.1 Survival of Covenants, Representations and Warranties. The representations and warranties set forth in Article IV and Article V shall not survive the Closing Date; provided, that all covenants and agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive the Closing Date.

            Section 9.2 Fees and Expenses. (a) All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as provided in Section 8.2(b) and Section 6.7(e).

                  (b) In accordance with Section 1146(c) of the Bankruptcy Code, the instruments transferring the Acquired Assets to Purchaser shall contain the following endorsement:

                  "Because this [instrument] has been authorized pursuant to an Order of the United States Bankruptcy Court for the District of Delaware dated _____, 2001, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. ss.1146(c)."

                  (c) In the event sales, use or other Transfer Taxes (including real estate transfer Taxes) are assessed at Closing or at any time thereafter on the transfer of any other Assets, such Taxes incurred as a result of the transactions contemplated hereby shall be paid by Seller or its Subsidiaries. Purchaser and Seller and its Subsidiaries shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

            Section 9.3 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.


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

            Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

                        Williams Communications, LLC
                        One Williams Center
                        Tulsa, Oklahoma 74172
                        Attention: P. David Newsome, Esq.
                        General Counsel
                        Telephone: 918-573-5357
                        Facsimile: 918-573-3005

                        with a copy (which shall not constitute
                        notice) under separate cover to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        Four Times Square
                        New York, New York  10036
                        Attention: Alan C. Myers, Esq.
                        Telephone: (212) 735-3000
                        Facsimile: (212) 735-2000

if to Seller, to:

                        IBEAM Broadcasting Corporation
                        645 Almanor Avenue, Suite 100
                        Sunnyvale, California 94085
                        Attention: General Counsel
                        Telephone: 408-830-3543
                        Facsimile: 408-524-0567


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

                        with a copy (which shall not constitute
                        notice) under separate cover to:

                        Brobeck, Phleger and Harrison LLP
                        Two Embarcadero Place
                        2200 Geng Road
                        Palo Alto, CA 94303

                        Attention: Larry Engel, Esq. and David Makarechian, Esq.
                        Telephone: 650-424-0160
                        Facsimile: 650-496-2885

or to such other address as a party may from time to time designate in writing in accordance with this Section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, or (b) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (c) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt. The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 9.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

            Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

            Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Disclosure Letter and other schedules, annexes, and exhibits hereto, the Ancillary Agreements, the Confidentiality Agreement, the Bidding Procedures Order and the Sale Order (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

            Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            Section 9.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            Section 9.9 Exclusive Jurisdiction. If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (a) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the District of Delaware, (b) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.4 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Delaware law).

            Section 9.10 Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

            Section 9.11 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other party, except that (a) Purchaser may assign, in its sole discretion, any or all of its rights, obligations and interests hereunder to any Affiliate or Subsidiary of Purchaser, and (b) Purchaser may assign any or all of its rights, obligations and interests under this Agreement to any Person or Persons, or any assignee of such Person or Persons, providing to Purchaser or any of its Affiliates or Subsidiaries financing for the Transactions, or to any Person providing to Purchaser or any of its Affiliates or Subsidiaries financing related to the Business or to any of the businesses of Purchaser and its Affiliates or Subsidiaries. Subject to the first sentence of this Section 9.11, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

            Section 9.12 Headings. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 9.13 No Third Party Beneficiaries. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                  [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.


                                            WILLIAMS COMMUNICATIONS, LLC

                                            By: ________________________________
                                            Name:
                                            Title:


                                            iBEAM BROADCASTING CORPORATION

                                            By: ________________________________
                                            Name:
                                            Title: